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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☐	Soliciting Material Pursuant to §240.14a-12
Fleetwood Enterprises, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FLEETWOOD ENTERPRISES, INC.
3125 Myers Street
Riverside, California 92503-5544

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF FLEETWOOD ENTERPRISES, INC.

        The Annual Meeting of Shareholders of Fleetwood Enterprises, Inc. will be held in the Conference Center of the corporate offices, 3050 Myers Street, Riverside, California, on September 14, 2004, at 9:00 a.m., Pacific Daylight Time, for the following purposes:

  1.
  To elect three directors to serve three-year terms ending in the year 2007 and until their successors are elected and qualified. The Board of Directors has nominated the three persons specified in the accompanying Proxy Statement.

  2.
  To consider and act upon such other business that may properly come before the meeting.

        The close of business on July 26, 2004, has been fixed as the record date for determining shareholders that are entitled to receive notice of and to vote at the Annual Meeting and any adjournment.

        Your attention is directed to the accompanying Proxy Statement. To constitute a quorum for the conduct of business at the Annual Meeting, it is necessary that holders of a majority of all outstanding shares of common stock be present in person or represented by proxy. To assure representation at the Annual Meeting, you are urged to date and sign the enclosed proxy and return it promptly in the enclosed envelope.

By Order of the Board of Directors,

Forrest D. Theobald Secretary

Riverside, California
Dated August 12, 2004

FLEETWOOD ENTERPRISES, INC.
3125 Myers Street
Riverside, California 92503-5544

PROXY STATEMENT

        Your proxy is solicited by the Board of Directors of Fleetwood Enterprises, Inc. ("Fleetwood" or the "Company") for use at the Annual Meeting of Shareholders on Tuesday, September 14, 2004, or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

        Fleetwood will bear the cost of solicitation of proxies. In addition, Fleetwood will request brokers or other persons holding stock in their names or in the names of their nominees to forward proxies and proxy materials to the beneficial owners of such stock and will reimburse them for expenses incurred in so doing. To aid in the solicitation of proxies, the Company has retained Mackenzie Partners, Inc., a firm of professional proxy solicitors, at an estimated fee of $3,000 plus reimbursement of normal expenses.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

        At our Annual Meeting, shareholders will act upon the election of three directors, Paul D. Borghesani, Edward B. Caudill and Thomas B. Pitcher, and will consider such other business as may properly come before the meeting.

Who is entitled to vote?

        Only shareholders of record at the close of business on the record date, July 26, 2004, are entitled to receive notice of the Annual Meeting and to vote their shares of Fleetwood common stock at the meeting, or any postponement or adjournment of the meeting. Fleetwood has arranged to send these proxy materials to such shareholders of record on approximately August 12, 2004. Holders of Fleetwood common stock are entitled to one vote per share.

Who can attend the meeting?

        All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in "street name" (through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership in Fleetwood as of the record date.

What constitutes a quorum?

        The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Fleetwood common stock outstanding on the record date will constitute a quorum, permitting business to be conducted at the meeting. As of the record date, 55,374,843 shares of Fleetwood common stock were outstanding and entitled to vote. Proxies that are received and marked as withholding authority, abstentions, and broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a matter) will be included in the calculation of the number of shares considered to be represented at the meeting.

How do I vote?

        If you complete, sign and return the accompanying proxy card, it will be voted as you direct. If no choice is specified on a signed proxy card, the persons named as proxies will vote in favor of the election of the nominees for director and, if any other matters are properly presented, the persons named as proxies will vote or refrain from voting on any such matter in accordance with their best judgment.

        If the shares you own are held in "street name" by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. Your bank or broker will send you directions on how to vote those shares. Under the rules of the New York Stock Exchange, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain "discretionary" items, but will not be allowed to vote your shares with respect to certain "non-discretionary" items. In the case of non-discretionary items, the shares will be treated as "broker non-votes."

        If you are a shareholder as of the record date and attend the meeting, you may personally deliver your completed proxy card or vote in person at the meeting.

Can I change my proxy after I return my proxy card?

        Yes. Any proxy may be revoked by a shareholder at any time before it is exercised at the Annual Meeting by delivering to our Corporate Secretary a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting.

What is the vote required to approve the election of the nominees for director?

        The affirmative vote of the holders of a plurality of the shares of Fleetwood common stock voting on the matter is required for the election of directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors, as well as any broker non-votes, will not be counted as a vote cast on such matter, although they will be counted for purposes of determining whether there is a quorum.

Are there other matters to be voted on at the meeting?

        Other than the matters discussed in this proxy statement, the Board of Directors does not know of any other matters that may come before the meeting. If any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy card to vote, or otherwise act, in accordance with their best judgment. Abstentions may be specified on proposals other than the election of directors, and will be counted as present for purposes of the item on which the abstention is noted, and therefore counted for purposes of determining whether a proposal has been approved, with the effect of a negative vote.

        THE BOARD OF DIRECTORS ENCOURAGES SHAREHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO SUBMIT YOUR PROXY. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. SHAREHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

ELECTION OF DIRECTORS
(Proposal No. 1)

        Under Fleetwood's Bylaws, which provide for a "classified Board," three directors (out of a current total of 11) are to be elected at the Annual Meeting to serve three-year terms expiring at the Annual Meeting in the year 2007 and until their successors have been elected and qualified. Proxies will be voted for the election of Paul D. Borghesani, Edward B. Caudill and Thomas B. Pitcher as Fleetwood directors, unless the shareholder directs otherwise or withholds the vote. If any of the nominees should become unavailable to serve, the proxies will be voted for the election of a substitute nominee or nominees selected by the Board of Directors. It is not expected, however, that any of the nominees will be unavailable.

        Each shareholder is entitled to one vote for each share of common stock held on the record date. In voting for directors, each shareholder has the right to cumulate votes and give one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which his or her shares are entitled, or to distribute total votes on the same principle among as many candidates as desired. The three candidates receiving the highest number of votes will be elected. In order for one or all shareholders to be entitled to cumulate votes, one shareholder must give notice prior to the voting that cumulation of votes is intended. In the event that any person other than the nominees named herein should be nominated for election as a director, the proxy holders may, in the exercise of their best judgment, vote the proxies they receive cumulatively to elect as directors as many of the above nominees as the votes represented by the proxies held by them are entitled to elect.

        The following information is furnished as of July 26, 2004, with respect to the three nominees, all of whom are currently Fleetwood directors, as well as for the other eight Fleetwood directors whose terms of office will continue after the 2004 Annual Meeting.

NOMINATED FOR ELECTION FOR TERMS ENDING IN SEPTEMBER 2007

        PAUL D. BORGHESANI, age 66, was appointed to Fleetwood's Board of Directors in April 1999. Mr. Borghesani is presently engaged in the private practice of law in Elkhart, Indiana and formerly had been of counsel with the law firm Baker & Daniels, South Bend, Indiana since 1996. Mr. Borghesani owns the Transportation Advisory Group, LLC, a private consulting firm providing services related to transportation matters, which he founded in 1996, and in 2003 he founded Motor Carrier Services, LLC, a management firm providing services to private and regulated transportation companies. Until 2002 he was a director of Morgan Drive Away, Inc. and Vice President, Treasurer, Secretary and Corporate Counsel of The Morgan Group, Inc., both of which ceased doing business and filed for bankruptcy protection in 2002. Mr. Borghesani is a graduate of Tufts University and received a JD degree from Boston College.

        EDWARD B. CAUDILL, age 61, has been President and CEO of Fleetwood since August 12, 2002, and a Board member since September 2002. Before joining Fleetwood, he had been a vice president of PACCAR since 1996 and general manager of its Kenworth Truck Company, a manufacturer of heavy-duty on-and-off-highway trucks and medium-duty trucks, since 1997. Mr. Caudill is a graduate of Wayne State University and received an MBA degree from Xavier University in Ohio.

        THOMAS B. PITCHER, age 65, has served as a member of the Board since 1998. In February 2002 he was appointed Interim Chairman of the Board and in September 2002 he was appointed Chairman. Mr. Pitcher has been Advisory Counsel to the law firm Gibson, Dunn & Crutcher LLP since 1995, when he retired from the active practice of law. Prior to that date, Mr. Pitcher was a member of the firm's Executive Committee and was the partner in charge of its Orange County, California office and its international practice. Mr. Pitcher is a graduate of the University of Florida and received a JD degree from the Duke University School of Law.

DIRECTORS WHOSE TERMS EXPIRE IN 2005

        LOREN K. CARROLL, age 60, became a member of Fleetwood's Board of Directors in April 1999. Since 1994, Mr. Carroll has been President and Chief Executive Officer of M-I SWACO, LLC, the world's largest drilling and fluid handling supplier to the petroleum industry, based in Houston, Texas. Mr. Carroll is also a director of Smith International, Inc. and Veritas DGC, Inc. Previously, Mr. Carroll was an audit partner of Arthur Andersen LLP until leaving in 1984 to become Vice President and Chief Financial Officer of Smith International. He also served as President of Geneva Business Services and a director of The Geneva Companies from 1989 until 1992, when he returned to

Smith International as Executive Vice President and Chief Financial Officer. Mr. Carroll is a graduate of California State University, Long Beach.

        J. MICHAEL HAGAN, age 64, has been a Board member since September 2002. Since January 2000, Mr. Hagan has been a self-employed business advisor. From June 1991 until November 1999, Mr. Hagan served as Chairman of the Board of Directors and Chief Executive Officer of Furon Company, having previously served as President of Furon Company from 1980 to 1991. Mr. Hagan is also a director of RemedyTemp, Inc. and Ameron International Corp. Since March 2000, Mr. Hagan has served as a trustee for each of the following PIMCO Funds: Pacific Investment Management Series; PIMCO Commercial Mortgage Securities Trust, Inc.; and PIMCO Variable Insurance Trust. Mr. Hagan is a graduate of Santa Clara University.

        DR. DOUGLAS M. LAWSON, age 68, has been a member of Fleetwood's Board of Directors since 1981. Dr. Lawson is the founder and Chairman of Douglas M. Lawson Associates, Inc., a New York-based fundraising management consulting firm which advises non-profit organizations concerning the creation and operation of fundraising campaigns and training programs throughout the United States. He is a graduate of Randolph-Macon College in Virginia and also has a Bachelor of Divinity degree from Drew University and a Ph.D. from Duke University.

        JOHN T. MONTFORD, age 61, has been a Fleetwood director since 1999. Since July 1, 2004, he has been Senior Vice President, State Legislative and Regulatory Affairs, for SBC Telecommunications, Inc. From June 2002 to July 2004, he was President—External Affairs, SBC-Southwest and SBC-SNET. From September 2001 to June 2002, he was Senior Vice President—External Affairs for SBC Communications, Inc. From 1996 to 2001, Mr. Montford served as Chancellor of Texas Tech University System in Lubbock, Texas. From 1983 until 1996, Mr. Montford was a member of the Texas Senate, during which time he served as Chairman of the Senate Finance and State Affairs Committees and Senate President Pro Tempore. Mr. Montford maintained an active law practice in Lubbock until 1996. Mr. Montford is also a director of Southwest Airlines Co. He is a graduate of the University of Texas at Austin, from which he received both a bachelor's and a JD degree. During his career he has also served as an officer in the United States Marine Corps and as an elected District Attorney.

DIRECTORS WHOSE TERMS EXPIRE IN 2006

        MARGARET S. DANO, age 44, has been a Fleetwood director since 2000. Ms. Dano has been Vice President, Worldwide Operations of Garrett Engine Boosting Systems, a division of Honeywell International Inc., since June 2002. From April 2002 to June 2002 she was Vice President, Global Operations, Automation and Controls Solutions of Honeywell. She was Vice President, Supply Chain, Office Products of Avery Dennison Corporation from January 1999 to April 2002, and was Avery Dennison's Vice President, Corporate Manufacturing and Engineering from 1997 to 1999. Previously, she was Vice President, Operations Accessories, North America, of Black & Decker Corporation, and she served as a Program Manager, Product Manager and Plant Manager for General Electric Corporation for a five-year period in the early 1990s. Ms. Dano received a BSME in Electrical Engineering from the General Motors Institute.

        DR. JAMES L. DOTI, age 57, has served as a Fleetwood director since 1995. Since 1991, Dr. Doti has served as President of Chapman University, a private institution located in Orange, California, where he also founded the University's Center for Economic Research in 1978 and was appointed inaugural holder of the Donald Bren Distinguished Chair in Business and Economics in 1999. Dr. Doti is also a director of The First American Corporation, RemedyTemp, Inc. and Standard Pacific Corp. He is a graduate of the University of Illinois, Chicago, and received master's and doctorate degrees in economics from the University of Chicago.

        DAVID S. ENGELMAN, age 66, was appointed to Fleetwood's Board of Directors in April 1999. From February 2002 to August 2002, he served as Interim President and Chief Executive Officer.

Mr. Engelman has been a private investor for more than five years. Mr. Engelman is a director of MGIC Investment Corporation, Mortgage Guaranty Insurance Corporation, Quaker City Bancorp, Inc. and its banking subsidiary Quaker City Bank, and Fieldstone Investment Corp. He is a graduate of the University of Arizona.

        DANIEL D. VILLANUEVA, age 66, was elected to Fleetwood's Board in September 2003. He is chairman of a minority-controlled private equity investment firm, The Bastion Capital Fund, L.P., specializing in management buyouts of middle-market companies and related transactions. The Fund was formed in June 1994. It recently sold Telemundo, the nation's second largest Spanish language television network, to NBC. From 1964 to 1990, Mr. Villanueva was a senior executive with the predecessor to Univision, now the largest Spanish language television network in the United States. Mr. Villanueva is a director of California Commerce Bank and the Metropolitan West Funds. He is a graduate of New Mexico State University.

Executive Officers of the Registrant

        The executive officers of the Company are set forth below:

Name	Title	Age
Edward B. Caudill	President and Chief Executive Officer	61
Boyd R. Plowman	Executive Vice President and Chief Financial Officer	60
Christopher J. Braun	Senior Vice President—RV Group	44
Scott W. Grafft	Senior Vice President—Strategic Planning and Market Development	52
Roger L. Howsmon	Senior Vice President—Housing Group	60
Larry L. Mace	Senior Vice President—Supply and Materials	61
Leonard J. McGill	Senior Vice President—Corporate Finance and Chief Governance Officer	46
Forrest D. Theobald	Senior Vice President, General Counsel and Secretary	62
Ronald L. Brewer	Vice President—Operations, Housing Group	57
J. Wesley Chancey	Vice President—Wholesale Housing	52
Andrew M. Griffiths	Vice President, Controller and Chief Accounting Officer	38
Lyle N. Larkin	Vice President, Treasurer and Assistant Secretary	59

        Edward B. Caudill was named to his current position in August 2002. Mr. Caudill has 25 years of management experience with leading manufacturers and distributors. He was named a Vice President of PACCAR, Inc. in 1996 and was General Manager of its Kenworth Truck Company, a manufacturer of heavy-duty on- and off-highway trucks and medium-duty trucks, from 1997 until he joined Fleetwood.

        Boyd R. Plowman was named Senior Vice President and Chief Financial Officer in October 2000, and was promoted to Executive Vice President in December 2001. He rejoined the Company in 1997 as Vice President—Retail Housing as well as the Senior Vice President and Chief Financial Officer of its subsidiary, Fleetwood Retail Corp. Prior to that, he was President and Chief Executive Officer of Lee & Associates Commercial Real Estate Services/Inland Empire from 1990 to 1997. He first joined the Company in 1969, and had been Chief Financial Officer for 14 years before leaving Fleetwood in 1987.

        Christopher J. Braun joined the Company in May 2003. Until he joined Fleetwood, he had been employed at PACCAR, Inc. since 1987. From 2001 to 2003, he was Assistant General Manager for the Kenworth Truck Division. His responsibilities included sales and marketing for the North American organization, as well as operations. He served as the Director of Operations for Kenworth from 1999 to 2001, with full responsibility for four Kenworth Truck manufacturing plants in North America.

        Scott W. Grafft joined Fleetwood in November 2002. Previously, he had served as Executive Vice President—Marketing and Sales for Delphion, Inc. since January 2002. In 1998, he joined Flycast as vice president of direct marketing. One year later Flycast was rolled into Engage, Inc., a leading enterprise marketing software company, where he served as Senior Vice President of the global initiatives group from 1999 to 2001. Before joining Flycast, he was Executive Vice President at Foote, Cone & Belding's direct marketing group from 1997 to 1998, prior to which he served as Senior Vice President of the custom marketing group at Draft Worldwide from 1991 to 1997.

        Roger L. Howsmon joined Fleetwood in June 2003. From 2000 to 2003, he was President and Chief Executive Officer of Global Promo Group, Inc., a holding company specializing in mergers and acquisitions in the promotional products segment of the advertising industry. Previously, he was a Consultant in private equity markets with Aurora Capital Partners from 1998 to 2000, and he served as Chairman and Chief Executive Officer at Sierra Detroit Diesel Allison from 1992 to 1998.

        Larry L. Mace was named to his current position in November 2003. Since 2001, Mace has been heading up the Company's initiative to centralize purchasing. He is also responsible for Fleetwood's five supply subsidiaries, as well as various administrative functions at Fleetwood's Riverside headquarters. He has worked for Fleetwood for the past 30 years and has held a number of managerial positions in the Company, including purchasing positions at both the plant and corporate levels. Before his promotion, he had been Vice President—Purchasing, Supply Operations and Administration.

        Leonard J. McGill joined the Company in February 2002 as Vice President—Deputy General Counsel, and in November 2003 was promoted to his current position. Previously, he had been a corporate and securities attorney with the international law firm of Gibson, Dunn & Crutcher LLP from 1987 to 1993 and from 1999 to 2002, and from 1993 to 1999 he was in private practice with the law firm of Day, Campbell & McGill. He graduated from the Georgetown University Law Center with a Juris Doctor, magna cum laude, Order of the Coif, in 1986.

        Forrest D. Theobald was named Vice President, General Counsel and Secretary in April 2001, and was promoted to Senior Vice President in December 2001. He had served previously as Associate General Counsel and Director—Corporate Real Estate since 1980. He joined Fleetwood's legal department in 1975 as Assistant General Counsel.

        Ronald L. Brewer was promoted to his current position in October 2001. He joined the Company in 1973 as a Trainee/Assistant Production Manager and held various managerial positions until 1989, at which time he left the Company to become Vice President—General Manager for Modular Structures International, Inc. He rejoined the Company in 1998 as Director—Manufacturing for the Western Region.

        J. Wesley Chancey was named president of Fleetwood Retail Corp. in 2003, and added that to his other current position to which he was appointed in February 2001. He joined the Company in 1988 as a District Sales Manager and served as Central Region Vice President from 1997 until 2001. Including his experience at Fleetwood, he has worked in the manufactured housing industry for 29 years.

        Andrew M. Griffiths joined Fleetwood in 2004 as Vice President—Controller and Chief Accounting Officer. From 2002 to 2004, he was a Managing Director with PricewaterhouseCoopers. Previously, he had 15 years experience with Arthur Andersen, becoming a partner in 1999.

        Lyle N. Larkin was hired by Fleetwood in 1979 as a Controller in the RV Group. Previously, he worked for ten years in various positions at Arthur Andersen. He has served in his current position of Treasurer since 1990 and was promoted to Vice President in July 1998.

CORPORATE GOVERNANCE

        As provided by the Delaware General Corporation Law and Fleetwood's Restated Certificate of Incorporation and Bylaws, Fleetwood's business is managed under the direction of its Board of Directors. Members of the Board are kept informed of Fleetwood's business through discussions with the

President and CEO and other officers, by reviewing materials provided to them and by actively participating in meetings of the Board and its committees. In addition, to promote open discussion among the non-employee directors, those directors meet in regularly scheduled executive sessions without management present.

Corporate Governance Practices

        Fleetwood's Board of Directors has long been committed to sound and effective corporate governance practices and we are in compliance with the governance requirements imposed by the Sarbanes-Oxley Act, the Securities and Exchange Commission and the New York Stock Exchange. Following in this section is a discussion of some of the highlights of our program.

        A substantial majority of the members of the Board are independent (currently, ten of eleven), and key committees are comprised solely of independent directors. The Board has a longstanding practice of meeting in executive session, and has separated the offices of Chairman and Chief Executive Officer to ensure the Chairman is fully independent of management. The Company has also formed a Governance and Nominating Committee to consider and recommend candidates for Board vacancies, actively recruit qualified candidates, review Board performance annually, review and make recommendations regarding committee assignments and committee structure, establish criteria for Board performance evaluations, and review and report to the Board on matters of corporate governance.

        Fleetwood's Board also adopted a comprehensive set of Corporate Governance Guidelines, which address a number of important governance issues, including director independence but also such matters as criteria for Board membership, expectations regarding attendance and participation at meetings, mandatory retirement for Board members at age 72, committee responsibilities, authority of the Board and certain committees to engage outside independent advisors as they deem appropriate, succession planning for the Chief Executive Officer, and annual Board self-evaluation. Fleetwood published these guidelines on the Corporate Governance page of its website, which can be accessed through http://ir.fleetwood.com.

        Management has closely reviewed internally and with the Board of Directors the provisions of the Sarbanes-Oxley Act of 2002, the related rules of the Securities and Exchange Commission and the New York Stock Exchange Listing Standards regarding corporate governance policies and procedures. One result of this process has been that the Board of Directors has now fully re-examined the formal charters setting forth the powers and responsibilities of the Audit, Compensation and Governance and Nominating committees, and is in the process of adopting completely revised charters for each of these Committees. The Board regularly reassesses these charters and amends them as necessary. All three charters may be viewed on the Corporate Governance page on our website, at http://ir.fleetwood.com, and copies will also be provided upon written request by writing to the Corporate Secretary at the address listed on the front of this Proxy Statement.

        Furthermore, each of the Audit, Compensation and Governance and Nominating committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by Fleetwood. The Audit Committee has established procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for confidential and anonymous submission by our associates of concerns regarding questionable accounting, internal accounting controls or auditing matters. And we have a disclosure controls committee composed of members of management to assist us in fulfilling our obligations to maintain adequate disclosure controls and procedures and to coordinate and oversee the process of preparing our periodic securities filings.

        Additionally, we have adopted a written Code of Ethics that applies to our chief executive officer, chief financial officer, corporate controller, and treasurer, as well as other senior financial officers performing similar functions who are identified from time to time by the chief executive officer. We have also adopted a broader Code of Conduct that is applicable to all employees, including financial officers. The Code of Ethics for senior financial officers and the Code of Conduct for all employees are posted on our website, www.fleetwood.com. They can be accessed under the "Company Information" page by clicking on the "Corporate Governance" heading, and copies will also be provided upon written request by writing to the Corporate Secretary at the address listed on the front of this Proxy Statement. Any amendments to, or waivers for executive officers or directors of, these ethics codes will be disclosed on our website promptly following the date of such amendment or waiver.

        You are invited to visit our website at www.fleetwood.com for more details regarding our corporate governance practices. From the home page, click on "Company Information," and from there click on "Corporate Governance."

Board Committees

        Fleetwood's Board of Directors has standing Executive, Compensation, Governance and Nominating, Audit and Strategic Planning committees. All of the directors who serve on the Audit, Governance and Nominating, and Compensation committees are independent, as determined under the rules of the New York Stock Exchange.

        The Board of Directors met eight times during the fiscal year ended on April 25, 2004, and the aggregate of Board and Committee meetings totaled 34 during such period. All of Fleetwood's directors who served throughout the fiscal year attended at least 75% of the meetings of the Board of Directors and, if applicable, the Committees on which they served during the fiscal year. All directors attended the 2003 Annual Meeting of Shareholders.

        The Executive Committee, consisting of Dr. Lawson, Chairman, Mr. Caudill, Mr. Engelman and Mr. Pitcher, met twice during the past fiscal year. The Executive Committee may exercise the authority of the Board between Board meetings, except to the extent that the Board has delegated authority to another Committee, and except as limited by Delaware law.

        The Compensation Committee met eight times during the past fiscal year. The Committee consists of Mr. Hagan, Chairman, Mr. Borghesani, Dr. Doti and Mr. Villanueva. The Committee is responsible for reviewing the compensation of the Chief Executive Officer and making recommendations to the Board regarding the compensation of other executives, and for reviewing and overseeing the establishment and implementation of Fleetwood's basic and special management compensation policies. It is also responsible for interpreting and administering certain benefit plans and making awards under such plans. The Committee is composed of independent directors and has adopted a written charter approved by the Board.

        The Audit Committee, consisting of Mr. Engelman, Chairman, Ms. Dano, Mr. Hagan, Dr. Lawson and Mr. Montford, met 10 times during the past fiscal year. The Audit Committee reviews with management and Fleetwood's independent auditors, as well as Fleetwood's Director of Internal Audit, such matters as Fleetwood's internal accounting controls and procedures, the plan and results of the audit engagement and suggestions by the auditors for improvements in accounting procedures. It considers the type and scope of services, both of an audit and a non-audit character, to be performed by the independent auditors and reviews the respective fees related to the performance of such services. During each Audit Committee meeting, members of the Committee and representatives of the auditors have an opportunity for discussions outside the presence of management. The Committee is composed of independent directors and has adopted a written charter approved by the Board. As indicated above, the Committee has established procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for confidential and anonymous submission by our associates of concerns regarding questionable accounting, internal accounting controls or auditing matters. The Committee meets independently with the independent auditors, management and the internal auditor. Our Board has determined that David S. Engelman, who has served as chief executive officer of a public company, is an "audit committee financial expert" under the rules of the SEC.

        The Strategic Planning Committee, consisting of Mr. Engelman, Chairman, Mr. Carroll, Mr. Caudill, Dr. Doti, Mr. Pitcher and Mr. Villanueva, met four times during the past fiscal year. The Committee reviews with management initiatives designed to achieve continued growth of the Company and to enhance shareholder value. The Committee assists management in looking beyond traditional quarterly or annual perspectives and in considering longer-term goals for the Company.

        The Governance and Nominating Committee consists of Mr. Carroll, Chairman, Mr. Borghesani, Ms. Dano and Mr. Montford. The Committee met twice during the past fiscal year. The Committee considers and recommends candidates for Board vacancies, actively recruits qualified candidates, reviews Board performance annually, and reviews and makes recommendations regarding assignments to other committees, the development of committee charters and the committee structure for the Board. No procedure has been established for the consideration by the Committee of nominees recommended by shareholders, although the Company's Bylaws provide a process for submitting nominations, which is discussed below under "Other Business and Director Nominations." The Committee reviews and reports to the Board on matters of corporate governance. The Board has adopted Corporate Governance Guidelines and the Governance and Nominating Committee is responsible for periodically reviewing and, if necessary, recommending revisions to the guidelines. The Committee is composed of independent directors and has adopted a written charter approved by the Board.

        Procedures for Board Nominations.    In making recommendations to the Board regarding the size and composition of the Board, the Governance and Nominating Committee also is responsible for reviewing with the Board, from time to time, the appropriate skills and characteristics required of Board members in the context of the current size and make-up of the Board. Among the core competencies that the Board will seek in director candidates at given times are accounting or finance experience, business, manufacturing or management experience, industry knowledge, or proven leadership or strategic planning skills. An assessment of individual characteristics will include the mix of issues of diversity, age, skills, experiences, perspectives, independence, personal character and judgment. These factors, and any other qualifications considered useful by the Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Governance and Nominating Committee and of the Board may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective Board members. Therefore, while focused on the achievement and the ability of potential candidates to make a positive contribution with respect to such factors, the Governance and Nominating Committee has not established any specific minimum criteria or qualifications that a nominee must possess.

        Consideration of new Board nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. In general, candidates for nomination to the Board are suggested by Board members or by employees. With regard to the company's newest directors, both Mr. Hagan and Mr. Villanueva were initially suggested as candidates by independent directors. In fiscal year 2004, Fleetwood did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating Board nominee candidates.

        The Governance and Nominating Committee may consider candidates proposed by shareholders, and has from time to time received unsolicited candidate proposals from shareholders. The Committee evaluates candidates proposed by shareholders using the same criteria as for other candidates. A shareholder seeking to recommend a prospective nominee for the Governance and Nominating Committee's consideration should submit the candidate's name and qualifications to the Corporate Secretary by mail to Forrest D. Theobald, Corporate Secretary, Fleetwood Enterprises, Inc., 3125 Myers Street,

P.O. Box 7638, Riverside, California 92513-7638. However, shareholders who wish to nominate a candidate for director must follow the detailed procedures outlined by the Company in its Policies on Director Nominations and Shareholder Communications, which are posted at the Corporate Governance page of the Company's website, at http://ir.fleetwood.com.

  Director Independence

        The Company has adopted the New York Stock Exchange definition of "Independence" as contained in its new listing standards, which were approved in November 2003. The Commentary to the new listing standards states that compensation received by a director for former service as an Interim Chairman or CEO need not be considered in determining independence under the tests contained in these listing standards. Accordingly, the Board has determined that all its members with the exception of Mr. Caudill are "independent." Mr. Engelman served as Interim Chief Executive Officer of the Company from February 2002 to August 2002, and drew a salary during that period. For the period from September 2003, when he was appointed to the Audit Committee, to November 2003, when the new listing standards took effect, the Board determined that the appointment of Mr. Engelman to the Audit Committee was required by the best interest of the Company and its shareholders because of his experience and background, which qualifies him as a "financial expert," and due to the imminence of the adoption of the new listing standards, which clarify that service as an Interim CEO does not impair a director's independence. Mr. Pitcher, as an independent non-executive Chairman of the Board, currently chairs executive sessions of independent directors. However, the Board has determined that if in the future the Chairman is an executive or is unable to act, then the Chairman of the Governance and Nominating Committee, which currently is Mr. Carroll, will schedule and chair executive sessions of the independent directors.

        Communications from Shareholders to the Board.    The Board recommends that shareholders initiate any communications with the Board in writing and send them in care of the Corporate Secretary. Shareholders can send communications by mail to Forrest D. Theobald, Corporate Secretary, Fleetwood Enterprises, Inc., 3125 Myers Street, P.O. Box 7638, Riverside, California 92513-7638. This centralized process will assist the Board in reviewing and responding to shareholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed the Corporate Secretary to forward such correspondence only to the intended recipients; however, the Board has also instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board's consideration. In such cases, some of that correspondence may be forwarded elsewhere in the company for review and possible response.

Directors' Compensation

        All members of the Board of Directors who are not Fleetwood employees receive compensation for their service as Fleetwood directors in the amount of $30,000 per year, payable quarterly. The Chairman of the Board receives an additional $50,000 per year, payable quarterly. In addition, such members receive an attendance fee of $2,000 per Board meeting. The Chair of each committee receives a fee of $2,000 per meeting and $1,000 per telephone conference, payable quarterly. A fee in the amount of $1,000 for in-person attendance and $500 for attendance via telephone conference is paid to non-employee directors with respect to each Committee meeting. Directors are reimbursed for reasonable expenses incurred in connection with their attendance at Board and Committee meetings.

        Under Fleetwood's 1992 Non-Employee Director Stock Option Plan, non-employee directors of Fleetwood serving after each Annual Meeting of Shareholders automatically receive options to purchase shares of Fleetwood common stock at exercise prices equal to the market value of the underlying shares of common stock on the date of grant. The number of options included in the award is the number, rounded to the nearest hundred, equal to $50,000 divided by the value of the purchase price of each option. The value of the purchase price per option is determined using the Black-Scholes formula for stock option valuations. The options expire 10 years after the date of grant or three years after service as a director is terminated, whichever occurs earlier. Option grants vest immediately. Option grants are made to newly appointed directors on a prorated basis as of the date of their appointment. All current directors except Mr. Caudill received options under this Plan during fiscal 2004.

Director and Officer Stock Ownership

        The following table sets forth information regarding the beneficial ownership of Fleetwood common stock as of July 26, 2004, by each Fleetwood director, the Chief Executive Officer, the other most highly compensated executive officers and all directors and executive officers as a group. Such ownership includes shares held by certain family members, trusts, wholly owned corporations and private foundations, if applicable.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Paul D. Borghesani	27,388		*
Ronald L. Brewer	137,900		*
Loren K. Carroll	26,388		*
Edward B. Caudill	625,258	(3)	1.13%
J. Wesley Chancey	172,305		*
Margaret S. Dano	19,200		*
Dr. James L. Doti	37,858		*
David S. Engelman	36,688		*
Scott W. Grafft	46,880		*
J. Michael Hagan	13,200		*
Dr. Douglas M. Lawson	37,200		*
John T. Montford	24,701		*
Thomas B. Pitcher	37,237		*
Boyd R. Plowman	340,100		*
Daniel D. Villanueva	6,200		*
Charles A. Wilkinson(4)	—		—
24 Directors and Executive Officers as a Group	2,221,188		3.8%

*
Less than 1%.

(1)
Includes shares of Fleetwood common stock which may be obtained if options issued under Fleetwood's 1992 Amended and Restated Stock-Based Incentive Compensation Plan or 1992 Non-Employee Director Stock Option Plan that are exercisable within 60 days, are exercised. The persons who have such options and the number of shares which may be so obtained are as follows: Mr. Borghesani, 23,888; Mr. Brewer, 126,900; Mr. Carroll, 23,888; Mr. Caudill, 469,898; Mr. Chancey, 158,900; Ms. Dano, 18,200; Dr. Doti, 32,858; Mr. Engelman, 31,888; Mr. Grafft, 45,600; Mr. Hagan, 10,200; Dr. Lawson, 22,000; Mr. Montford, 19,087; Mr. Pitcher, 34,737; Mr. Plowman, 310,000; Mr. Villanueva, 6,200; and 24 directors and executive officers as a group, 1,948,444.

(2)
Percentage voting power is based upon 55,374,843 shares of Fleetwood common stock outstanding as of July 26, 2004. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, to Fleetwood's knowledge each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by that shareholder.

(3)
Includes 51,751 shares of restricted stock.

(4)
Mr. Wilkinson's employment ended on November 17, 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Fleetwood's executive officers and directors, and persons who own more than 10 percent of a registered class of Fleetwood's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and greater than 10 percent shareholders are required by Securities and Exchange Commission regulations to furnish Fleetwood with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to Fleetwood, Fleetwood believes that during fiscal year 2004, its executive officers, directors and greater than 10 percent beneficial owners timely filed all such Section 16(a) reports.

Stock Ownership of Certain Beneficial Owners

        The following table sets forth the most recently available information concerning the only shareholders believed by Fleetwood to have beneficial ownership, by virtue of actual or attributed voting rights or investment powers, of more than 5 percent of Fleetwood's outstanding common stock, as of July 26, 2004.

Name and Address of Beneficial Owner		Amount and Nature of Beneficial Ownership		Percent of Class(1)
1.	Citigroup, Inc. 399 Park Avenue New York, NY 10043	4,705,584	(2)	8.50%
2.	Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	4,491,300	(3)	8.11%
3.	First Pacific Advisors, Inc. 11400 West Olympic Boulevard, Suite 1200 Los Angeles, CA 90064	4,370,511	(4)	7.89%
4.	Putnam, LLC d/b/a Putnam Investments One Post Office Square Boston, MA 02109	4,299,056	(5)	7.76%
5.	Deutsche Bank AG Taunusanlage 12, D-60325 Frankfurt am Main Federal Republic of Germany	3,310,423	(6)	5.98%

(1)
Percentage voting power is based upon 55,374,843 shares of Fleetwood common stock outstanding as of July 26, 2004.

(2)
This information is based upon an amended Schedule 13G filed by Citigroup with the Securities and Exchange Commission on June 10, 2004. Also reporting as filing persons were Smith Barney Fund Management LLC and Citigroup Global Markets Holdings Inc. Citigroup reported that it shared voting authority and investment authority with respect to all of the shares and the figures reported assumed conversion/exercise of certain securities held.

(3)
This information is based upon a Schedule 13G filed by Wellington Management Company, LLP with the Securities and Exchange Commission on March 10, 2004. Wellington Management reported that it shared voting authority with respect to 3,390,730 of the shares and shared dispositive power with respect to all of the shares

(4)
This information is based upon an amended Schedule 13G filed by First Pacific Advisors with the Securities and Exchange Commission on February 12, 2004. First Pacific reported that as of December 31, 2003, it shared voting authority with respect to 1,631,376 of the shares and shared dispositive power with respect to all of the shares.

(5)
This information is based upon an amended Schedule 13G filed by Putnam with the Securities and Exchange Commission on February 13, 2004. Also reporting as filing persons were Putnam Investment Management, LLC and The Putnam Advisory Company, LLC. Putnam reported that it shared voting authority with respect to 1,189,980 shares and shared dispositive power with respect to all of the shares.

(6)
This information is based upon an amended Schedule 13G filed by Deutsche Bank with the Securities and Exchange Commission on February 9, 2004. Deutsche Bank reported that it had sole voting and dispositive power with respect to all the reported shares, of which (a) 24,500 are shares of common stock, (b) 884,504 are issuable upon conversion of 6% Convertible Trust Preferred Securities due 2028 issued by Fleetwood Capital Trust, (c) 731,761 were issuable upon conversion of 9.5% Convertible Trust Preferred Securities due 2013 issued by Fleetwood Capital Trust II, and (d) 1,669,658 were issuable upon conversion of 9.5% Convertible Trust Preferred Securities due 2013 issued by Fleetwood Capital Trust III.

Certain Relationships and Transactions

        During fiscal 2004 there were no transactions involving the Company and its officers and directors directly, other than those of employer and employee. No director or nominee for director, other than the elections to office, and no executive officer or associate of the Company has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.

EXECUTIVE COMPENSATION

        The following table sets forth for the fiscal years ended April 25, 2004, April 27, 2003 and April 28, 2002, the cash compensation paid by Fleetwood, as well as certain other compensation awarded or accrued for those years, to each of the four highest paid Fleetwood executive officers, its President and Chief Executive Officer, and a former executive officer. Edward B. Caudill became President and Chief Executive Officer in August 2002. Mr. Grafft joined the Company in November 2002.

SUMMARY COMPENSATION TABLE

						Long-Term Compensation
		Annual Compensation				Awards
Name and Principal Position	Fiscal Year	Salary		Bonus		Restricted Stock Awards($)			Securities Underlying Options	All Other Compensation(1)
Edward B. Caudill President and Chief Executive Officer	2004 2003 2002	$ $	714,774 497,857 —	$ $	695,262 463,396 —	$	— 371,129 —	(3)	117,200 352,698 —	$ $	466,156 102,268 —	(2) (4)
Charles A. Wilkinson(5) Former Executive Vice President—Chief Operating Officer	2004 2003 2002	$ $ $	310,025 520,833 439,965	$ $ $	247,170 633,467 422,329		— — —		54,800 266,000 78,800	$ $ $	913,663 167,314 134,412	(6)
Boyd R. Plowman Executive Vice President—Chief Financial Officer	2004 2003 2002	$ $ $	478,525 468,750 423,750	$ $ $	271,734 395,326 243,467		— — —		45,900 131,100 57,000	$ $ $	147,257 127,846 107,155
Scott W. Grafft Sr. Vice President—Strategic Planning & Market Development	2004 2003 2002	$ $	290,700 133,731 —	$ $	157,890 78,306 —		— — —		13,800 31,800 —	$ $	244,922 219 —	(7)
J. Wesley Chancey Vice President—Wholesale Housing	2004 2003 2002	$ $ $	323,892 304,250 287,500	$ $ $	324,683 262,395 266,492		— — —		25,900 62,800 22,200	$ $ $	17,534 28,030 53,662
Ronald L. Brewer Vice President—Housing Operations	2004 2003 2002	$ $ $	312,225 304,250 271,250	$ $ $	307,536 288,360 223,739		— — —		22,300 64,900 21,700	$ $ $	127,660 86,686 68,211

(1)
Includes payments made or accrued under Fleetwood's retirement plans and payments in fiscal years prior to fiscal year 2003 of dividend equivalents on outstanding stock options granted under the Company's stock-based incentive plans. Also includes bonuses, commencing in fiscal 2004, paid to participants contributing into a Deferred Compensation Alternative Plan. This Plan is available to certain highly compensated individuals to supplement the Company's new 401(k) plan. Because contributions by employees into this Plan are after-tax, the Company pays participants a bonus to compensate for income taxes payable by them on sums contributed into the Plan. The table immediately following footnote (7) below shows the respective amounts of each of these indicated items for the past three fiscal years for the individuals in the preceding table.

(2)
Includes $286,746 to compensate Mr. Caudill with respect to relocation costs.

(3)
As at April 25, 2004, Mr. Caudill held 51,751 shares of restricted stock with a fair market value, based on the closing stock price for the last trading day of fiscal year 2004, of $808,351.

(4)
Comprised of compensation to Mr. Caudill with respect to relocation costs.

(5)
Mr. Wilkinson's employment ended on November 17, 2003.

(6)
Includes $188,152 in compensation to Mr. Wilkinson with respect to relocation costs, $448,285 with respect to severance costs, and $86,735 with respect to accrued vacation.

(7)
Includes $238,736 of compensation to Mr. Grafft with respect to relocation costs.

Detail of Certain Other Compensation

	Deferred Compensation Alternative Plan Bonus	Non-Funded Retirement Plan Contribution	Dividend Equivalents
Edward B. Caudill
2004	$60,456	$118,954	—
2003	—	—	—
2002	—	—	—
Charles A. Wilkinson
2004	$109,796	$80,695	—
2003	—	$167,314	—
2002	—	$130,452	$3,960
Boyd R. Plowman
2004	$76,524	$70,733	—
2003	—	$127,846	—
2002	—	$104,035	$3,120
Scott W. Grafft
2004	—	$6,186	—
2003	—	$219	—
2002	—	—	—
J. Wesley Chancey
2004	—	$17,534	—
2003	—	$28,030	—
2002	—	$50,542	$3,120
Ronald L. Brewer
2004	$65,451	$62,209	—
2003	—	$86,686	—
2002	—	$68,211	—

Option Grants

        The following table lists certain information concerning stock options granted to Fleetwood's executive officers named in the Summary Compensation Table during the fiscal year ended on April 25, 2004, under Fleetwood's Amended and Restated 1992 Stock Based Incentive Compensation Plan.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants(1)					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in Fiscal Year
Exercise or Base Price ($/Sh)
Expiration Date
						5%		10%
Edward B. Caudill	66,300 50,900	9.9 7.6	$ $	10.70 13.53	9/8/13 3/8/14	$ $	446,144 433,105	$ $	1,130,617 1,097,574
Charles A. Wilkinson	54,800	8.2		$10.70	9/8/13		$368,759		$934,507
Boyd R. Plowman	26,200 19,700	3.9 3.0	$ $	10.70 13.53	9/8/13 3/8/14	$ $	176,304 167,626	$ $	446,790 424,798
Scott W. Grafft	7,800 6,000	1.2 0.9	$ $	10.70 13.53	9/8/13 3/8/14	$ $	52,448 51,054	$ $	133,014 129,380
J. Wesley Chancey	15,100 10,800	2.3 1.6	$ $	10.70 13.53	9/8/13 3/8/14	$ $	101,611 91,897	$ $	257,501 232,884
Ronald L. Brewer	13,000 9,300	1.9 1.4	$ $	10.70 13.53	9/8/13 3/8/14	$ $	87,479 79,133	$ $	221,690 200,539

(1)
All awards were made pursuant to Fleetwood's Amended and Restated 1992 Stock-Based Incentive Compensation Plan. The exercise price of all stock options is not less than 100% of the fair market value of the Fleetwood's common stock on the date the options were granted. Options may generally not be exercised during the first 12 months after the date the options are granted, unless accelerated pursuant to their terms.

Aggregated Option Exercises, Options Held and Fiscal Year-End Values

        The following table contains information on stock options exercised by the executive officers named in the Summary Compensation Table during the fiscal year ended April 25, 2004, and the options held by such named executive officers as of such date.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options Held at April 25, 2004		Value of Unexercised In-The- Money Options at April 25, 2004(2)
	Shares Acquired on Exercise
Name		Value Realized(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Edward B. Caudill	—	—	117,566	352,332	$1,534,236	$3,501,050
Charles A. Wilkinson	449,600	$1,739,584	—	—	—	—
Boyd R. Plowman	—	—	176,700	133,300	$1,113,611	$1,151,139
Scott W. Grafft	—	—	10,601	34,999	$123,216	$297,320
J. Wesley Chancey	—	—	91,134	67,766	$476,416	$566,823
Ronald L. Brewer	—	—	61,334	65,566	$457,619	$569,030

(1)
This amount represents the difference between the exercise price and the fair market value of Fleetwood's common stock on the date of exercise.

(2)
These amounts represent the difference between the exercise price of the stock options and $15.62, being the closing price of Fleetwood's stock on April 23, 2004 (the last day of trading for the fiscal year ended April 25, 2004), for all in-the-money options held by the named executive. These stock options were granted and are exercisable at the fair market value of the stock on the grant date.

Long-Term Incentive Plan Awards

        In 2002 the Company adopted a Long-Term Performance Plan for certain key executives. Under the Plan, awards are granted to executives in consideration for services. The awards are earned only if the Company meets certain earnings and stock price goals over a period of two years. At the end of the period, if awards are earned and the executive remains at that time in the employ of the Company, the awards are targeted to be paid one-half in cash and one-half in restricted stock. The restricted stock will vest upon one additional year of employment. Earnings growth and stock price targets are determined by the Compensation Committee each year for grants under the Plan. If the earnings and stock price goals are met or exceeded, a percentage of the target award is paid out depending on the extent to which the goals were met. Thus, the percentage of the target award that may be paid out if the goals are met can range from 15% to 200%. If the goals are not met, no payout will be made. The awards are forfeited if the executive's employment with us terminates prior to vesting except in extraordinary circumstances which include, without limitation, death or disability of the executive, or a merger, consolidation, sale, reorganization or change in control of the Company.

        Because the Company's performance in fiscal 2004 was expected to be below the threshold level of achievement as a result of unanticipated circumstances, it became unlikely that any payment could have been earned under the awards covering the two-year period of fiscal 2004 and fiscal 2005. Accordingly, a one-year overlay was awarded in fiscal 2004, with aggressive but attainable goals for fiscal 2005, to replace the two-year awards that had previously been granted for the two years covering fiscal 2004 and fiscal 2005. The following table describes awards granted to the named senior executive officers under the Plan during fiscal year 2004:

LONG-TERM INCENTIVE PLANS—AWARDS
IN LAST FISCAL YEAR

		Performance or Other Period Until Maturation or Payout(1)	Estimated Future Payouts Under Non-Stock Price-Based Plans
	Number of Shares, Units Or Other Rights ($)
Name			Threshold ($)(2)	Target ($)	Maximum ($)
Edward B. Caudill	$1,023,000	2 years	$153,450	$1,023,000	$2,046,000
Charles A. Wilkinson	—	—	—	—	—
Boyd R. Plowman	$404,000	2 years	$60,600	$404,000	$808,000
Scott W. Grafft	$120,000	2 years	$18,000	$120,000	$240,000
J. Wesley Chancey	$227,700	2 years	$34,155	$227,700	$455,400
Ronald L. Brewer	$200,000	2 years	$30,000	$200,000	$400,000

(1)
One-year overlay to prior two-year award.

(2)
The threshold amount is payable only if minimum earnings and stock price goals are met. If these goals are not met, no payout would be earned.

Equity Compensation Plan Information

        The following table provides information as of April 25, 2004, for compensation plans under which equity securities may be issued.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants & Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants & Rights	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Shareholders(1)	5,812,945	$13.37	1,629,042
Equity Compensation Plans Not Approved by Shareholders:
Warrants(2)	150,000	$14.45	—
Restricted Stock(3)	147,860	—	—
Options(4)	352,698	$2.57	—

Total	6,463,503		1,629,042

(1)
Includes securities available for future issuance under shareholder approved compensation plans other than upon the exercise of an option, warrant or right, as follows:

  The Company's Amended and Restated 1992 Stock-Based Incentive Compensation Plan presently provides that awards may be granted in the form of shares of common stock to replace all or a portion of compensation (other than base salary) that could otherwise become payable to any employee. A limit of 990,000 shares of common stock is imposed on stock awards. In addition, the Plan provides that awards may be made in shares of restricted stock, up to an aggregate of 600,000 shares.

(2)
Reflects warrants granted in November 2001 to Bain & Company, Inc. as partial consideration for business consulting services. The warrants have subsequently been transferred to The Sagamore Hill Hub Fund Ltd. The warrants, to purchase up to 150,000 shares of Fleetwood common stock, may be exercised at $14.45 per share, through January 3, 2005. Shares issuable upon exercise of the warrants have been registered for resale.

(3)
Reflects restricted stock granted to Edward B. Caudill effective August 12, 2002 as an inducement to his becoming an employee of the Company.

(4)
Reflects stock options awarded to Edward B. Caudill effective August 12, 2002 as an inducement to his becoming an employee of the Company.

Material Features of Equity Compensation Plans Not Approved by Shareholders

        The Company issued warrants in November 2001 to Bain & Company, Inc. as partial consideration for business consulting services. The warrants to purchase up to 150,000 shares of Fleetwood common stock may be exercised at $14.45 per share, through January 3, 2005. Shares issuable upon exercise of the warrants have been registered for resale. Effective June 24, 2004, Bain transferred the warrants to Sagamore Hill Hub Fund Ltd.

        The Company granted 147,860 shares of restricted stock, pursuant to the Edward B. Caudill Restricted Stock Plan and Agreement effective August 12, 2002, to Edward B. Caudill as an inducement to his becoming an employee of the Company. Mr. Caudill became President and Chief Executive Officer of Fleetwood on that date. Good and adequate consideration was provided by Mr. Caudill in the amount of the par value of the stock, or $1 per share, insofar as he had commenced his employment with the Company, terminated his employment with his previous employer and forfeited significant benefits with his former employer. Pursuant to the Agreement, the shares may not be sold, assigned, transferred or otherwise disposed of until they vest in accordance with the schedule described in this paragraph. In addition, unvested shares will be repurchased by the Company at no cost if Mr. Caudill is terminated other than in a Qualifying Termination, as defined in the Agreement. In the event of a Qualifying Termination, the restrictions lapse. The shares vest according to the following schedule: 96,109 on the first anniversary of the effective date of his employment; 44,358 on the second anniversary; and 7,393 on the third anniversary.

        The Company granted options to acquire 352,698 shares of common stock, pursuant to the Edward B. Caudill Stock Option Plan and Agreement, effective August 12, 2002, to Edward B. Caudill as an inducement to his becoming an employee of the Company. Mr. Caudill became President and Chief Executive Officer of Fleetwood on that date. Pursuant to the Agreement, the options generally may not be transferred except in limited circumstances for estate planning purposes. The options vest according to the following schedule: one-third on the first anniversary of the effective date; one-third on the second anniversary; and one-third on the third anniversary. The exercise price is $2.57 per share, and the options expire if unexercised on August 12, 2012. In the event of a change in control, the options may be exercised in full if adequate provision is not otherwise made for replacement awards or other consideration.

Employment and Change in Control Agreements

        The Company has employment agreements and change in control agreements with its officers. Most of the employment agreements generally provide that if the officer is either constructively terminated or terminated without cause, the officer shall receive a severance payment payable in equal monthly installments equal to the product of (A) the number of full months immediately before the date of termination during which the officer has been continuously employed as an officer of the Company or any of its affiliated companies, up to a maximum of 24 or 12 months, and (B) the average monthly amount of the officer's base salary plus all bonuses and incentive compensation payments paid to the officer, as averaged over the applicable 24 or 12 months. One of the five current executive officers mentioned in the Summary Compensation Table has an employment agreement that provides for the maximum 24 months of severance payments, and four of the five have an agreement that provides for 12 months of payments. Additionally, the officers with agreements would be entitled to group insurance benefits during the period of severance payments, and any and all of the officers' unvested stock options would immediately become fully vested and exercisable.

        The change in control agreements generally provide for additional benefits for the Company's officers in connection with a change in control of the Company. A change in control is generally defined as circumstances under which either a third party or group acquires more than twenty-five percent (25%) of the Company's voting stock, or certain mergers or other business combinations approved by shareholders, or the replacement of a majority of the Company's Board of Directors. Upon the occurrence of a change in control, the officer will automatically receive an amount equal to two times or one times the officer's annual compensation as defined in the agreement. One of the five current executive officers mentioned in the Summary Compensation Table has a change in control agreement that provides for two times the officer's annual compensation, and two of the five have an agreement providing 12 months' payment. Both Mr. Caudill's and Mr. Grafft's change in control benefits are contained in their respective employment agreements, and provide for 12 months' payment. For Mr. Caudill and Mr. Grafft, change in control benefits would only be payable in the event that they suffered a job loss in conjunction with a change in control. Additionally, in the event of a change in control, the officer (including his or her family) would be entitled to group insurance benefits for up to two years, the immediate vesting of all unvested stock options and an excise tax restoration payment, if necessary.

        The Company has also developed a similar employment agreement, which includes change in control arrangements, that will be utilized with respect to its newly hired or promoted officers. These new employment agreements generally provide that if the officer is either constructively terminated or terminated without cause, the officer shall receive a severance payment equal to his or her average monthly total compensation over the preceding 12 months multiplied by the officer's amount of service, not to exceed 12, paid in equal monthly installments over the 12-month period following termination. These new agreements provide that if the termination occurs within 12 months after a change in control, the severance benefit doubles.

Performance Graph

        The performance graph set forth below compares the cumulative total shareholder return on Fleetwood's common stock against the cumulative total return for the five-year period ended on April 25, 2004, of the Standard & Poor's Corporation S&P Small Cap 600 and a "peer group" of companies selected by Fleetwood whose primary business is either manufactured housing or recreational vehicles. With respect to all companies in the peer group, the returns of each such company have been weighted to reflect relative stock market capitalization at the beginning of the period.

        There is no currently available published index of companies involved in the same businesses as Fleetwood. The peer group consists of the following companies: Cavalier Homes, Inc., Champion Enterprises, Inc., Coachmen Industries, Inc., Monaco Coach Corporation, National R.V. Holdings Inc., Palm Harbor Homes, Inc., Skyline Corp., Thor Industries, Inc., and Winnebago Industries, Inc. The peer group contains the largest public companies in Fleetwood's industries, the performance of which is generally compared to Fleetwood's performance by investment analysts. None of these companies is truly comparable to Fleetwood. All are smaller; some are involved only in manufactured housing and others only in recreational vehicles; some own no retail business; and one is vertically integrated to a much greater extent than Fleetwood. In prior years we included Clayton Homes, Inc. in our peer group, but replaced it with Cavalier Homes, Inc. because Clayton was acquired by Berkshire Hathaway, Inc. and is no longer a public company.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG FLEETWOOD ENTERPRISES, INC., THE S&P SMALLCAP 600 INDEX,
A NEW PEER GROUP AND AN OLD PEER GROUP

  * $100 invested on 4/26/99 in stock or on 4/30/99 in index—including reinvestment of dividends.

	Cumulative Total Return (Dollars)
	4/25/99	4/30/00	4/29/01	4/25/02	4/27/03	4/25/04
FLEETWOOD ENTERPRISES INC	100.00	53.89	47.13	41.51	19.14	60.04
S & P SMALLCAP 600	100.00	120.50	130.25	151.79	119.99	167.92
NEW PEER GROUP	100.00	67.14	68.76	124.92	85.46	173.87
OLD PEER GROUP	100.00	69.55	70.97	129.23	89.22	179.54

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

        The Company's Compensation Committee is composed of J. Michael Hagan, Chairman, Paul D. Borghesani, Dr. James L. Doti and Daniel D. Villanueva. None of the members of the Compensation Committee (i) was, during the fiscal year, an officer or employee of the Company or its subsidiaries; (ii) was formerly an officer or employee of the Company or its subsidiaries; or, (iii) had any relationship requiring disclosure by the Company as "Certain Relationships and Related Transactions."

        None of the executive officers of the Company served as a director or a member of a compensation committee of any entity whose executive officers or directors served as a director or on the Compensation Committee of the Company.

Compensation Committee Report on Executive Compensation

Executive Compensation Program

        The Compensation Committee, composed of the four non-management directors who authorized this report, reviews the administration of the Company's management compensation programs as they affect the compensation of the Company's senior managers. In addition, the Committee is responsible for administering several Company compensation and benefit plans, including the 2002 Long-Term Performance Plan, the Amended and Restated 1992 Stock-Based Incentive Compensation Plan, and Fleetwood's 401k plan. The Committee evaluates the performance and specifically establishes the compensation of the President and/or Chief Executive Officer.

Compensation Philosophy

        The Committee establishes and administers executive compensation programs designed to align compensation with management's execution of business strategies and initiatives as well as the achievement of long-term financial performance and growth in shareholder values. The compensation strategy focuses upon the following guiding principles:

  •
  Integration of the elements of the compensation package into a reward program which will attract and retain key executives critical to achieving the Company's business objectives.

  •
  Award of short-term incentives based upon the achievement of business goals for the performance period.

  •
  Alignment of long-term incentive opportunities with the creation of shareholder value for key executives charged with the responsibility for planning and executing the Company's business strategy.

        The Committee continues to have as one of its objectives the policy that, wherever reasonably possible, compensation paid by the Company to its managers, including its senior officers, should be deductible for income tax purposes.

        The Company has historically avoided most of the perquisites typically provided to corporate managers, especially members of top management. The Company's senior managers have no company cars or airplanes, executive dining room, paid country club memberships, matching charitable or educational contributions or paid financial counseling.

Base Salary and Short-Term Incentive Compensation

        Total cash compensation, comprised of base salary and short-term bonus, is targeted at an individual and financial performance model that maintains competitive base salaries while providing sizable short-term bonus opportunities based upon the achievement of individual and organizational performance objectives. This performance-based approach is a reflection of the Company's belief that managers should have an opportunity to earn bonuses based on operational performance, including profitability. The management compensation plan is designed to hold managers more closely accountable for specific objectives under their control.

        Base salaries and salary ranges are determined in relation to competitive market data provided in national compensation surveys, and also based on an evaluation of individual job performance. Compensation surveys utilized include those conducted by nationally recognized compensation consulting firms on an annual basis, as well as others when appropriate. Short-term bonus opportunities are based on comparative market data but also on meeting individual performance objectives. In addition, short-term bonus opportunities are based in part on company-wide performance measures (in the case of senior executives who have responsibilities across multiple business units), or based on group or divisional performance (in the case of senior management who have responsibilities solely within these particular functional areas).

        In general, salaries constitute 50% or 60% of total cash compensation, while short-term bonus makes up the remainder. Of the short-term bonus, 50% or 60% will be based on individual performance and the balance on company, group or division performance.

Long-Term Incentive Compensation

        Consistent with the Company's compensation strategy, two years ago the Board adopted, and shareholders approved, a new 2002 Long-Term Performance Plan. That Plan is designed to reflect the philosophy that:

  •
  Key executives who are charged with the responsibility for establishing and executing the Company's business strategy should have incentive compensation opportunities that are aligned with the creation of shareholder value.

  •
  Stock ownership is an important component for ensuring that executives' interests are aligned with shareholders' interests.

  •
  Incentive compensation opportunities should have significant upside potential with commensurate downside risk.

  •
  Although the Committee intends to retain as much flexibility as possible to respond to changing circumstances, the Committee presently believes that EBITDA (earnings before interest, taxes, depreciation and amortization) is an appropriate and, based on reports by a recognized independent consultant, an accepted measure for determining performance by executives.

  •
  In addition to meeting an EBITDA or other performance target, the Committee should retain the flexibility to reduce or eliminate awards if the performance of the Company's stock price does not match or exceed the performance of an index of peer company stocks.

        Awards under the Plan are designed to be able to qualify for the "performance-based compensation" exception of Section 162(m) of the Internal Revenue Code and therefore be deductible by the Company. The equity component is presently composed of restricted stock but may, in the future, include incentive stock options, non-qualified stock options, stock appreciation rights, bonus stock and performance-based stock. Any equity or equity-equivalent awards will be paid from the Amended and Restated 1992 Stock-Based Incentive Compensation Plan, and are subject to the limits contained in that Plan. While targets are currently based on EBITDA, the Committee may choose to use different performance measures. In addition, it is likely that awards would be reduced or forfeited if the Company's stock does not match or exceed the performance of an index of peer company stocks. The Long-Term Performance Plan, however, has been designed to allow the Committee to be able to exercise considerable discretion and flexibility in awarding long-term incentive compensation, especially in light of changing tax, legislative, and regulatory considerations, but with a goal of motivating participants using performance-related incentives linked to longer-range performance goals, which the Committee believes is in the interest of the Company's shareholders.

        The Committee approved the participation of key officers in the Plan and EBITDA targets for the first two-year performance cycle of the Plan. The Committee approved continued participation for key officers and expanded participation to key senior managers for the second two-year performance period. Due to unexpected circumstances, the performance in fiscal year 2004 was below expectations. As a result, the threshold for the fiscal years 2004 and 2005 performance period became unrealistic. A one-year overlay aggressively, yet realistically, revising EBITDA targets for fiscal year 2005 was implemented as a result of the Coleman litigation, the unexpected continuing weakness in the manufactured housing market, and worse-than-anticipated Towables results. It is anticipated that operating performance for fiscal year 2005 may result in the payment of long-term incentive compensation under this Plan, provided the Company's stock price matches or exceeds the performance of an index of peer company stocks.

Stock Options

        In its role of administering the Company's Amended and Restated 1992 Stock-Based Incentive Compensation Plan, the Committee grants non-qualified stock option awards from time to time to key officers and managers who have the greatest degree of potential influence on the Company's strategic direction. In addition, awards have also been made in recent years to a broader group of operational managers at the Company's manufacturing, staff and retail operations. The Committee made stock option awards at the broader level in September 2002 and in March 2003, but changed the ratios of short-term and long-term incentive participation for operational managers after March 2003 in order to conserve shares available for grant under the Plan while still rewarding managers commensurately. All such awards are non-qualified grants at fair market value on the date of the grant.

Chief Executive Officer Compensation

        On August 12, 2002, Edward B. Caudill joined the Company as President and Chief Executive Officer. The Committee designed a compensation package for Mr. Caudill that was consistent with that provided to the Company's other executive officers, and provided a competitive salary with the potential for significant short-term and long-term incentive compensation based upon the financial performance of the Company under his leadership. The Committee did not rely entirely on predetermined formulas or a limited set of criteria when it determined Mr. Caudill's compensation package nor when it has evaluated his performance. The Committee considered:

  •
  Management's overall accomplishments;

  •
  Mr. Caudill's individual accomplishments;

  •
  The Company's financial performance; and

  •
  The importance of Mr. Caudill's leadership in enhancing the corporate culture at Fleetwood and driving significant changes through the entire organization.

        The compensation package for Mr. Caudill provides a competitive salary with the potential of significant bonus plan compensation in the event the Company performs well under his leadership. In February of 2004, Mr. Caudill's annual base pay as Chief Executive Officer increased from $675,000 to $725,600 and his annual target bonus compensation opportunity was increased from $675,000 to $725,700. Fifty percent (50%) of the bonus award is based on individual performance and 50% is based on company-wide performance. Mr. Caudill received a cash bonus of $200,000 on his first anniversary of employment, August 12, 2003, and an additional $200,000 will be issued on his second anniversary of employment.

        Mr. Caudill was awarded an initial stock option grant of 352,698 options upon his date of employment, as well as a grant of 147,860 shares of restricted stock. The stock option is a non-qualified grant with an exercise price equal to the market price on the date of grant and vests ratably over three years. One-third of the initial stock option grant, or 117,566 options, vest on each anniversary of his employment. Of the restricted stock, 96,109 vested on Mr. Caudill's one-year anniversary, an additional 30% vests after the second year and the remaining 5% after the third year. He now receives future grants on essentially the same schedule as other officers beginning in fiscal year 2004. His participation in the Long-Term Performance Plan began with the fiscal year 2003 to fiscal year 2004 performance cycle under the same performance targets established for other participants and continued with the second two-year performance period.

J. Michael Hagan, Chairman
Paul D. Borghesani
Dr. James L. Doti
Daniel Villanueva

Report of the Audit Committee

        The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent auditors are responsible for expressing an opinion on whether the Company's audited financial statements are fairly presented in accordance with generally accepted accounting principles.

        In this context, the Audit Committee has reviewed and discussed the audited financial statements with management and Ernst & Young LLP, the independent auditors. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from Ernst & Young LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. Further, the Audit Committee has considered whether the independent auditor's provision of information technology services and other non-audit services to the Company would be compatible with the auditor's independence.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended April 25, 2004, for filing with the Securities and Exchange Commission.

Submitted by the Fleetwood Enterprises, Inc. Audit Committee

David S. Engelman, Chairman
Margaret S. Dano
J. Michael Hagan
Douglas M. Lawson
John T. Montford

AUDITORS

        The firm of Ernst & Young LLP was selected during the second quarter of fiscal year 2003 to serve as Fleetwood's independent auditors for fiscal year 2004. A representative of Ernst & Young LLP will be present at the Annual Meeting, at which time he or she will be given an opportunity to make a statement, if desired, and to respond to appropriate shareholder questions.

Audit Fees

        Ernst & Young LLP billed Fleetwood an aggregate of approximately $880,043 and $818,020 in fiscal years 2004 and 2003, respectively, for professional services rendered in connection with the Company's annual audit, statutory filings and registration statements.

Audit-Related Fees

        Ernst & Young LLP billed Fleetwood an aggregate of approximately $139,941 and $144,855 in fiscal years 2004 and 2003, respectively, for services related to assistance with internal control reporting, employee benefit plan audits, accounting consultation and compliance with regulatory requirements.

Tax Fees

        Ernst & Young LLP did not bill Fleetwood for services related to tax compliance, tax planning or tax advice in fiscal years 2004 and 2003.

All Other Fees

        Ernst & Young LLP did not bill Fleetwood in fiscal years 2004 or 2003 for services other than those described above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

        Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation for and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor. In fiscal year 2004 all fees of Ernst & Young were approved by the Audit Committee.

        Prior to engagement of the independent auditor for the next year's audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

        1.     Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

        2.     Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

        3.     Tax services include all services performed by the independent auditor's tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

        4.     Other Fees are those associated with services not captured in the other categories. The Company generally does not request such services from the independent auditor.

        Prior to engagement, the Audit Committee will pre-approve these services by category of service. The fees are budgeted and the Audit Committee will require the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee will require specific pre-approval before engaging the independent auditor.

        The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        None.

ANNUAL REPORTS

        Fleetwood's Annual Report for the fiscal year ended April 25, 2004, including audited financial statements, is being mailed to shareholders along with the proxy materials. In addition, the Company files an Annual Report on Form 10-K with the Securities and Exchange Commission.

        SHAREHOLDERS MAY OBTAIN COPIES OF THE FORM 10-K, INCLUDING FINANCIAL STATEMENTS BUT NOT THE EXHIBITS THERETO, WITHOUT CHARGE, BY WRITING TO THE SECRETARY AT THE ADDRESS LISTED ON THE FRONT OF THE PROXY STATEMENT.

OTHER BUSINESS AND DIRECTOR NOMINATIONS

        At the time of the preparation of this Proxy Statement, the Company's Board of Directors had not been informed of any other matters which would be presented for action at the Annual Meeting. If any other matters are properly presented, the persons named in the accompanying form of proxy will vote or refrain from voting on any such matter in accordance with their best judgment.

        Fleetwood's Bylaws require that, for other business to be properly brought before an Annual Meeting by a shareholder, the Secretary must have received written notice thereof not less than 60 nor more than 90 days prior to the Annual Meeting (or not later than 10 days after public disclosure of the Annual Meeting if such disclosure occurs less than 70 days prior to the date of such Annual Meeting). The Notice must set forth (a) a brief description of the business proposed to be brought before the Annual Meeting and the reasons for conducting such business, (b) the shareholder's name and address, and the number of shares of common stock represented, and (c) any material interest of the shareholder in such business.

        Fleetwood's Bylaws also require that the Secretary receive written notice of all persons to be nominated as a director at an Annual Meeting, other than nominations made at the direction of the Board of Directors, not less than 60 nor more than 90 days prior to the Annual Meeting at which the election will take place (or not later than 10 days after public disclosure of such Meeting if such disclosure occurs less than 70 days prior to the date of such meeting). The notice must set forth (a) the shareholder's name and address, and the number of shares of common stock represented, (b) such information with respect to the nominee as would have to be included in the Proxy Statement if such person were a nominee included in that Statement, and (c) a consent to serve as director signed by such nominee. In addition to following the requirements of Fleetwood's Bylaws, shareholders who wish to nominate a candidate for director must follow the detailed procedures outlined by the Company in its Policies on Director Nominations and Shareholder Communications, which are posted at the Corporate Governance page of the Company's website, at http://ir.fleetwood.com.

2005 SHAREHOLDER PROPOSALS

        Shareholder proposals intended to be presented at the 2005 Annual Meeting must be received by the Company on or before April 14, 2005 if they are to be considered for inclusion in the Proxy Statement. Such proposals should be addressed to the Secretary.

By Order of the Board of Directors,

Forrest D. Theobald Secretary

Dated: August 12, 2004

DETACH HERE

PROXY

FLEETWOOD ENTERPRISES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned, revoking all prior proxies, hereby appoints Thomas B. Pitcher and Forrest D. Theobald, or either of them, proxies with full power of substitution, to vote all shares of Common Stock of Fleetwood Enterprises, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, September 14, 2004, and at any adjournment thereof, as specified below and on the reverse side and to act in their discretion on all matters incident to the conduct of the meeting and upon all other business as may properly come before the meeting or any adjournment thereof.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INDICATED INSTRUCTIONS. HOWEVER, IF IT IS PROPERLY SIGNED BUT NO INSTRUCTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE THREE (3) NOMINEES LISTED ON THE REVERSE SIDE.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

FLEETWOOD ENTERPRISES, INC.

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.	#FLT

The Board of Directors recommends a vote "FOR" Proposal 1.

1.	Election of Directors.			2.	To consider and act upon such other business that may properly come before the meeting.
	Nominees:	(01) Paul D. Borghesani, (02) Edward B. Caudill and (03) Thomas B. Pitcher
		FOR	WITHHELD
		☐	☐
	☐	For all nominee(s) except as written above
MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐
MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐
Please sign exactly as name appears. Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign.

Signature:                                          Date:                      Signature:                                          Date:

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
ELECTION OF DIRECTORS (Proposal No. 1)
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
AUDITORS
ANNUAL REPORTS
OTHER BUSINESS AND DIRECTOR NOMINATIONS
2005 SHAREHOLDER PROPOSALS